Exhibit 99.1

M A C  K  -  C  A  L  I     R  E  A  L  T  Y     C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Barry Lefkowitz	Ilene Jablonski
	Executive Vice President	Vice President, Marketing
	and Chief Financial Officer	Mack-Cali Realty Corporation
	Mack-Cali Realty Corporation	(732) 590-1000
(732) 590-1000

MACK-CALI ANNOUNCES REDEMPTIONS OF
$94,914,000 OF 6.15% NOTES DUE 2012 AND $26,105,000 OF 5.82% NOTES DUE 2013

Edison, New Jersey—April 25, 2012—Mack-Cali Realty Corporation (the “Company”) (NYSE: CLI) today announced that its operating partnership, Mack-Cali Realty, L.P. (the “Operating Partnership”), will redeem for cash (i) all $94,914,000 principal amount of the Operating Partnership's 6.15% Notes due December 15, 2012 (the “2002 Notes”) and (ii) all $26,105,000 principal amount of the Operating Partnership's 5.82% Notes due March 15, 2013 (the “2003 Notes” and, together with the 2002 Notes, the “Notes”).  The Notes shall be redeemed on May 25, 2012 (the “Redemption Date”).  The redemption price for the 2002 Notes, including a make-whole premium, will be 103.191672% of the principal amount of the 2002 Notes, plus any accrued and unpaid interest up to, but not including, the Redemption Date.  The redemption price for the 2003 Notes, including a make-whole premium, will be 103.868592% of the principal amount of the 2003 Notes, plus any accrued and unpaid interest up to, but not including, the Redemption Date.

 The Notes are to be surrendered to Wilmington Trust Company, as trustee and paying agent, in exchange for payment of the applicable redemption price.  Questions relating to, and requests for additional copies of, the notice of redemption for the Notes should be directed to Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attn:  Corporate Trust Administration, (203) 453-4130.

This announcement is for information purposes only and is not an offer to purchase or redeem nor a solicitation of an offer to purchase or redeem with respect to any of the Notes.

About Mack-Cali:

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, construction and other tenant-related services for its class A real estate portfolio. Mack-Cali owns or has interests in 277 properties, primarily office and office/flex buildings located in the Northeast, totaling approximately 32.2 million square feet. The properties enable the Company to provide a full complement of real estate opportunities to its diverse base of over 2,000 tenants.

Additional information on Mack-Cali Realty Corporation is available on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

###